Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-61101, as amended; No. 333-35051; and
No. 333-88216 of Hearst-Argyle Television, Inc. on Form S-3, and in Registration Statements No. 333-115280; No. 333-115279;
No. 333-75709; and No. 333-35043 of Hearst-Argyle Television, Inc. on Form S-8, of our reports dated February 23, 2006, relating to the consolidated financial statements and financial statement schedule of Hearst-Argyle Television, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hearst-Argyle Television, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 23, 2006